Exhibit 4.13

Exclusive Stock Option Agreement, dated as of November 16, 2017 between PDN (China) International Culture Development Co., Ltd., Maoji (Michael) Wang and Anyong Wu.

Party A : PDN (China) International Culture Development Co., Ltd

Address: Room 1709, 1710 No.1 Huaqiang Rd. Tianhe District Guangzhou City Guangdong Province China

Corporate legal representative: Wang Maoji

Party B:

share holders	name	nationality	ID number	address
1	Wang Maoji	Chinese	362421197203236814	No. 603, 5th Floor, Jingshu East, Xueqing Road West, Haidian District, Beijing
2	Wu Anyong	Chinese	362421196805080031	No. 8, Jizhou Road, Dunhou Town, Ji’an County, Ji’an City, Jiangxi Province

Party C: Jiangxi PDN Culture Media Co. Ltd.

Address: #607&609, Jingda Sunshinecity,Qingyuan District, Ji’an City, Jiangxi Province

Corporate legal representative: Wang Maoji

Whereas:

Party A is a wholly foreign-owned enterprise incorporated in accordance with the law of China and validly existing;

Party C is a limited liability company registered, organized and validly existing in China with registration capital is 100 million RMB.

Party B is the shareholders of Party C, holding 100% shares of Party C; specifically, Wang Maoji holding 90%, Wu Anyong holding 10%.

Party B agree to jointly and individually, in accordance with the terms and conditions of this Agreement, irrevocably and without any additional conditions, Party A shall be granted an exclusive option to purchase all or part of the shares held by Party C (hereinafter referred as “right of exclusive stock option purchase”). Party A is also willing to accept this exclusive share. Subject to the provisions of Chinese law, Party B shall, at the request of Party A, an equity pledge agreement has been signed between the target stock option to be held by Party A and / or any third party designated by Party A in accordance with the provisions of this Agreement, under which Party B performs the intellectual property license signed with Party A for Party C. The obligations under the Agreement provide security.

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NOW, THEREFORE, IN CONSIDERATION OF the mutual consent through consultation, the Parties hereto agree as follows:

1.1 authorization rights

Party B hereby together and individually, irrevocably and with no additional conditions to grant Party A or one or more than one person designated by Party A (hereinafter referred to as the “Designated Persons”) the exclusive option to, where permitted by applicable laws in China, following such exercising procedures as regulated by Party A or determined by the Designated Persons at their own discretion, purchase at any time from Party B part or all of Target Stock Price (“Targeted Stock Equities”) of Party C held by Party B at such price as set forth in Paragraph 1.4 hereof (hereinafter referred to as the “Exclusive Right of Exclusive Stock Option Purchase”). Party A has the right to decide the proportion of the subscription target equity. If Party A only subscribes to part of the target equity , the target equity which has not been subscribed for will continue to be subject to the provisions of this Agreement. Party A shall not grant such option to any third party other than Party A and the Designated Persons. Party C hereby acknowledges that it has been informed of the Exclusive Right of Exclusive Stock Option Purchase granted to Party A by Party B, and has no objection against such grant of option. Person or persons mentioned in this paragraph or this Agreement shall refer to an individual, company, joint venture, partnership, corporation, trust, or non-profit organization.

1.2 Time and Manner of Exercising the Option

Party A shall exercise its Right of Exclusive Stock Option Purchase as permitted by applicable laws and regulations in China. Party B agrees that Party A may exercise part or all of the options hereunder at any time upon the execution of this Agreement for an unlimited number of times until all of such Target Stock Price of Party C are purchased by Party A.

1.3 Notice of Exercising the Option

Where Party A wishes to exercise the Right of Exclusive Stock Option Purchase, Party A shall serve Party B a written notice (the “Notice of Purchase of Target Stock Price”). Such Notice of Purchase of Target Stock Price shall specify: (a) Party A’s determination of exercising the Option to Purchase stock equity; (b) shares of target stock equities that Party A intends to purchase from each shareholder of Party B (the “Purchased Target Stock Price”); (c) date of purchase / target stock right transfer (at least ten business days following the date of notice); (d) name and identity card number / business registration number of the Designated Persons in the event that such option is exercised by the Designated Persons.

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1.4 Purchase Price of Target Stock Price

In the event that the applicable laws and regulations in China require evaluation of the target stock right or imposes other restrictions on purchase price of the object Target Stock Price at the time when Party A exercises the Right of Exclusive Stock Option Purchase, or a Certified Tax Agent is consulted, the Parties agrees that the price of the targeted Purchased Equity price (hereinafter referred to as the “Purchase Price of Target Stock Price”) shall be the lowest price as permitted by the applicable laws or the most reasonable price as suggested by the Certified Tax Agent.

1.5 Transfer of thetarget stock right right

Every time Party A exercises the Right of Exclusive Stock Option Purchase, within ten business days upon receipt of the Notice of Purchase of Target Stock Price served by Party A in accordance with Paragraph 1.3 hereof,

(1)	Party A shall instruct Party C to convene immediately a shareholder’s meeting. A resolution on transfer oftarget stock right right to Party A or the Designated Persons by Party B shall be approved in such meeting;
(2)	Party B shall, as provided by this Agreement and the Notice of Purchase of Target Stock Price, enter into a transfer agreement bearing such terms and conditions as in substantial conformity with those of the Transfer of Target Stock Price Agreement in Appendix 1 hereto;
(3)	All related parties shall sign any and all other necessary contracts, agreements or documents, obtain from the government all necessary approvals and permits, and take all necessary measures to transfer the valid ownership of the target stock right to Party A and/or the Designated Persons without any security interest attached thereto, so as to render Party A and/or the Designated Persons the registered owner of the target stock right in industrial and commercial registration. The latest business license, articles of association, approval certificate (if any), and other documents issued by or filed with competent authority in China reflecting changes in Target Stock Price of Party C, directors and legal representatives, etc. (if any) shall be submitted to Party A and/or the Designated Persons. For the purposes of this paragraph and this Agreement, security interests includes guarantee, mortgage, rights or interests of third party, any option to purchase, acquire, preempt Target Stock Price, right of offset, withhold of ownership or other arrangements for security, or other collateral arrangement. However, it does not include the equity pledge of the target company set up by Party B for Party A and the share pledge of the target company set up by Party B for a third party with the consent of Party A.

1.6 Payment and Disposal of Fund

Where Party A exercises the Right of Exclusive Stock Option Purchase, payment by the Purchase Price of Target Stock Price shall be made in cash or in such manner as agreed upon by both parties and permitted by provisions of then applicable laws in China.

1. Covenants Relating target stock right

2.1 Covenant of Party C

Party C hereby covenants:

(1)	not to make any supplement, modification or amendment to the articles of association of Party C in any form, increase or decrease its registered capital or change the structure of its registered capital in any other manners without prior written consent from Party A;

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(2)	to ensure the business Party C operates is in compliance with laws, regulations, rules and any other administrative rules and instructions issued by other competent government authorities, and is not in breach of any of the said laws, regulations or rules, which exerts material adverse influence on the business or composition of assets;

(3)	to maintain the corporate existence of Party C, operate its business and handle matters prudently and effectively in accordance with good financial and business rules and practices, obtain all necessary permits, licenses or approvals to support the continuous operation for Party C to its best efforts, and make sure such permits, licenses or approvals will not be canceled, revoked, or declared invalid;

(4)	to sell, transfer, mortgage or otherwise dispose of, or permit any other security interest to be created on any of Party C’s assets, business or legal or beneficial interests such as revenue at any time following the execution of this Agreement without prior written consent from Party A;

(5)	to create, succeed to, guarantee or permit any liability without prior consent from Party A, except (i) liabilities arising from the normal course of business but not arising from loans; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

(6)	to operate persistently all of Party C’s business in the normal course of business to maintain the value of Party C’s assets, and not to commit any act or omission that would affect its operations and value of assets;

(7)	to enter into any material agreement with value exceeding RMB One Hundred Thousand without prior written consent from Party A, except for agreements entered into in Party C’s normal course of business;

(8)	to provide loans or credit to any person without prior written consent from Party A;

(9)	to provide all information relating to Party C’s operations and financial conditions upon the request of Party A;

(10)	to purchase and maintain insurance from the insurance companies accepted by Party A. The amount and type of the insurance shall be the same as those of the insurance normally purchased by companies engaged in similar businesses and possessing similar properties or assets in the area where Party C is located;

(11)	not to merge or consolidate with, or acquire or invest in, any person without prior written consent from Party A;

(12)	to promptly notify Party A of any existing or threatened litigation, arbitration or administrative proceedings concerning Party C’s assets, business or revenue;

(13)	to execute all necessary or appropriate documents, to take all necessary or appropriate measures and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order for Party C to maintain the ownership over all its assets;

(14)	not to distribute dividends to Party C’s shareholders in any manner without prior written consent from Party A; and

(15)	to strictly follow all the provisions under this Agreement and any other agreements entered into between the Parties collectively or individually, to perform all the obligations under such agreements and not to commit any act or omission that would affect the validity and enforceability of such agreements.

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2.2 Covenant of Party B

Party B hereby covenants:

(1)	not to make any supplement, modification or amendment to the articles of association of Party C in any form without prior written consent from Party A;

(2)	not to sell, transfer, grant, pledge, or otherwise to allow any third party other than Party A or the Designated Persons to dispose of, or create any other security interest on the legal or beneficial interest in the Target Stock Price at any time upon execution of this Agreement other than the pledge created on Party B’s Target Stock Price for Party A by Party B without prior written consent from Party A;

(3)	that it or its authorized representatives will not approve in the shareholders’ meeting to sell, transfer, grant, pledge or otherwise dispose of, of allow any other security interest to be created on the Target Stock Price other than the pledge created on Party B’s Target Stock Price for Party A by Party B, without prior written consent from Party A;

(4)	that it or its authorized representatives will not approve Party C in the shareholders’ meeting to (a) merge or consolidate with, or acquire or invest in any person; (b) to distribute dividends; or (c) to perform closure, liquidation, or dissolution of the company, without prior written consent from Party A;

(5)	to promptly notify Party A of any existing or threatened litigation, arbitration or administrative proceedings concerning assets possessed by it;

(6)	that it or its authorized representatives will approve in the shareholders’ meeting the transfer of theTargeted Stock Equity Right hereunder;

(7)	to execute all necessary or appropriate documents, to take all necessary or appropriate measures and to bring all necessary or appropriate claims or to make all necessary and appropriate defenses against all claims in order for it to maintain the ownership over all its Target Stock Price;

(8)	to unconditionally transfer all of Target Stock Price of Party C it holds to Party A or the Designated Persons at any time upon request of Party A; and

(9)	to strictly follow all the provisions under this Agreement or any other agreements entered into between the Parties collectively or individually, to perform all the obligations under such agreements and not to commit any act or omission that would affect the validity and enforceability of such agreements.

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3. Representations and Warranties

3.1	Party A hereby represents and warrants as follows:

(1)	has the full power and authority to execute and perform this Agreement;

(2)	Performance of this Agreement and obligations hereunder is not in breach of binding laws and regulations and other agreements, and requires no approval or authorization from any government department.

3.2	Party B and Party C hereby represent and warrant as follows:

(1)	They have the full power and authority to execute and perform this Agreement;

(2)	Performance of this Agreement and obligations hereunder is not in breach of binding laws and regulations and other agreements, and is not in need of approval or authorization from any government department.

3.3	As of the execution date of this Agreement and every Target Stock transfer, Party B and Party C hereby, collectively or individually, represent and warrant to Party A as follows:

(1)	They has the power and authority to execute and perform this Agreement, and any equity transfer agreement (“Transfer Agreement”) to which they are a party for each transfer of the Purchased Equity under this Agreement and to perform their obligations under this Agreement and any Transfer Agreement. Once executed, this Agreement and any Transfer Agreement to which they are a party will constitute legal, valid and binding obligations of them, and enforceable against them in accordance with the provisions thereof;

(2)	The execution, and performance of this Agreement or any Transfer Agreement or the performance of their obligations under this Agreement or any Transfer Agreement will not: (i) violate any relevant laws and regulations in China; (ii) conflict with the articles of association or other organizational documents; (iii) violate or constitute a default under any contract or instrument to which they are a party or that binds upon them; (iv) violate any condition for the grant and/or continued effectiveness of any permit or approval granted to them; or (v) cause any permit or approval granted to them to be suspended, canceled or attached with additional conditions;

(3)	Party B has good and marketable ownership of the Target Stock Price of Party C held by it, and has not created any security interest, liability, rights or liability, or right of recourse of a third party on the said Target Stock Price, except for the pledge on the Target Stock Price created for and agreed by Party A;

(4)	Party C has no outstanding liabilities, except (i) liabilities arising in its normal course of business; and (ii) liabilities disclosed to Party A and approved by Party A in writing;

(5)	There is currently no existing, pending or threatened litigation, arbitration or administrative proceedings related to the Target Stock Price, Party C’s assets or the company.

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4. Effectiveness and Termination of this Agreement

4.1	This Agreement shall be effective upon execution by the Parties. Unless terminated earlier in accordance with the provisions of this Agreement or related agreements entered into between the Parties, this Agreement shall only be automatically terminated upon Party A’s exercise of the Exclusive Purchase of target stock on all of Party C’s Target Stock Price. The parties agree and confirm that under no circumstances shall Party B and Party C request the termination of this Agreement until all targeted shares have been transferred to Party A.

4.2	Without being detrimental to Article 4.1, Party A shall have the right to rescind this Agreement if, after the signing of this Agreement, any act of Party B causes damage to the interests of Party C, deterioration of operating conditions, or reduction of net assets, as a result of any act of Party B.

4.3	In the event that the duration of operation (including any extension thereof) of Party A or Party C is expired or terminated for other reasons within the term set forth in Article 4.1, this Agreement shall be terminated simultaneously.

5. Taxes and Expenses

5.1	Any and all taxes incurred by the Parties during the performance of this Agreement shall be borne by the Parties respectively.

5.2.	Party C undertakes to bear any and all expenses arising from transfer of Target Stock Price.

6. Breach of Agreement

6.1	In the event that Party B or Party C breaches this Agreement or any representation and/or warranty specified herein, Party A may serve a written notice to the breaching party, who shall have ten (10) days following receipt of the notice from Party A to correct such breach, take measures to avoid negative consequences and thereafter continue to perform this Agreement. Should any damage occurs, the breaching party shall compensate Party A for such damage to ensure that Party A gains all the rights and interests that should have been obtained through the proper performance of this Agreement.

6.2	In the event that Party B or Party C fails to correct its breach within ten (10) days following receipt of the notice as provided in Paragraph 6.1, Party A has the right to request the breaching party to indemnify it from all expenses, liabilities or losses thus incurred (including but not limited to extra interest payment or losses and legal fees). Meanwhile, Party A has the right to transfer the Target Stock Price held by Party B to Party A and/or the Designated Persons by executing the appendix to this Agreement—Target Stock Price Transfer Agreement.

6.3	Notwithstanding any other provisions of this Agreement, the effect of this Article shall not be affected by the suspension or termination of this Agreement.

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7. Applicable Law and Dispute Resolution

7.1	Applicable Law

The conclusion, validity, interpretation and performance of this Agreement and the settlement of disputes arising from this Agreement shall be governed by laws in China.

7.2	Manners of Dispute Resolution

Any dispute arising out of the interpretation and performance of this Agreement shall be settled through friendly consultation between the Parties hereto. In the event that a dispute fails to be resolved within thirty (30) months following the service of a notice to settle it through negotiation by a party to another party, any of the Parties may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of arbitration then in effect. The arbitration shall be carried out in Beijing and the arbitration award shall be final and binding upon the Parties. The losing Party shall bear the costs of arbitration, including reasonable legal fees. In the course of the settlement of a dispute, the parties shall continue to perform this Agreement in all aspects other than the issue at issue.

8. Liability for the Maintenance of Confidentiality

The Parties acknowledge and confirm that any information concerning this Agreement exchanged between them, orally or in writing, shall be deemed confidential information. The Parties shall maintain the confidentiality of all such confidential information and may not disclose to any third party any relevant information without prior consent in writing from other parties. Notwithstanding the foregoing, confidential information does not include information which (a) is already or will become known by the public (but not disclosed by the party accepting the same information); (b) is disclosed as required by applicable laws and regulations; or (c) has to be disclosed to the legal or financial advisors of a party as required by the transaction stated in this Agreement and such legal or financial advisors shall comply with confidentiality provisions similar to those specified in this paragraph. Any disclosure of confidential information by staff members of or the institution engaged by any party shall be deemed a disclosure by such party and therefore such party shall assume liability for the breach under this Agreement. This paragraph shall survive the termination of this Agreement out of any reason.

9. Notice

9.1	Unless otherwise expressly agreed in this Agreement, under this Agreement, any notice or other communication given by a Party in fulfillment of its rights and obligations under this Agreement shall be in writing and may be sent by registered post by hand, Postage by prepaid mail, express express service, email or fax to the parties concerned at the following addresses. During the validity of this Agreement, if either party changes the address at any time, This Party shall immediately notify the other parties in writing.

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Party A: Professional Diversity Network(China) International Cultural Development Co. Ltd.

Address: Room 1709, 1710 No.1 Huaqiang Rd. Tianhe District, Guangzhou City Guangdong Province;

Party B: Wang Maoji

Address: No. 603 5th Floor Jingshudongli West Xueqing Rd. Haidian District Beijing City

Wu Anyong

Address: #607&609, Jingda Sunshinecity,Qingyuan District, Ji’an City, Jiangxi Province

Party C: Jiangxi PDN Culture Media Co. Ltd.

Address: #607&609, Jingda Sunshinecity,Qingyuan District, Ji’an City, Jiangxi Province

9.2	The date on which the notice is deemed to be validly served shall be fixed as follows:

(1)	A notice delivered in person shall be deemed valid on the same day if served by a special person (including Speedpost, the date of receipt shall prevail)

(2)	A notice sent by courier shall be deemed valid for delivery on the third day after it is sent by a qualified courier service

(3)	If the delivery notice by registered mail to the post office shall issue a receipt after the date of the third (3) days is regarded as an effective way of delivery letter served by registered letter fifteenth days after the date of receipt shall prevail.

(4)	Notices sent by email or fax shall be deemed valid for delivery on the first working day of the date of transmission.

10. Further Assurances

The Parties agree to promptly execute documents reasonably requisite to the performance of the provisions and the purpose of this Agreement or documents favorable to it, and to take actions reasonably requisite to the performance of the provisions and the purpose of this Contract or actions relating to them.

11. Miscellaneous

11.1	Amendment, Modification and Supplement

Any amendment, modification and supplement to this Contract shall not be effective unless agreed to in writing and executed by each party.

11.2	Observance of Laws and Regulations

The Parties shall observe and cause other parties to fully observe all laws and regulations of the PRC officially published and accessible to the public.

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11.3	Headings

The headings contained in this Agreement are for convenience of reference only and shall not affect the interpretation, explanation or in any other way the meaning of the provisions of this Agreement.

11.4	Language

This Agreement is written in Chinese and is executed in four counterparts, with one for each Party of this agreement.

11.5	Severability

If any one or more provisions of this Agreement are judged as invalid, illegal or unenforceable in any way according to any laws or regulations, the validity, legality and enforceability of other provisions hereof shall not be affected or impaired in any way. All parties shall, through sincere consultation, urge to replace such invalid, illegal or unenforceable provisions with valid ones, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.6	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assignees of such Parties.

11.7	Survival

Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

The provisions of Article 6 and Article 8 and this article shall survive the termination of this Agreement.

11.8	Waivers

Either party may abstain on the terms and conditions of this Agreement, provided that it has been made in writing and signed by the parties. In certain circumstances, one party has not exercised or delayed the exercise of any of the rights provided for in this Agreement in respect of breach of contract by other parties, A waiver made by that party shall not be deemed to have waived that right or, in any other case, to have abstained from the other party in respect of a similar breach.

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11.9	Entire Agreement

The Parties hereby acknowledge that this Agreement is a fair and reasonable agreement reached on the basis of equality and mutual benefit. This Agreement constitutes the entire agreement between the Parties relating to the subject matter hereof. In the event of any discrepancy between this Agreement and previous discussions, consultations and agreements, this Agreement shall prevail. Amendments to this Agreement may be made only by a written instrument by the Parties. The appendix to this Agreement constitutes an integral part of this Agreement and shall have the same legal effect as this Agreement.

11.10	Supplementary Provisions

Party B’s liabilities, undertakings and obligations to Party B under this Agreement shall be several and joint and the Party B and members of Party B shall be jointly and severally liable to each other. From Party A’s perspective, a breach committed by any member of Party B shall operate as a breach by Party B.

11.11	Matters not Specified in This Agreement

Matters not specified in this agreement shall be settled through consultation between the Parties in accordance with laws in China.
(no text below)

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This page is the signature page of The Right of Exclusive Stock Option Purchase

Party A (stamp): Professional Diversity Network (China) International Cultural Development Co. Ltd.

Designated Representative:

Party B:

Wang Maoji	Wu Anyong

Party C(stamp): Jiangxi PDN Culture Media Co. Ltd.

Authoritive representative: :

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Appendix 1: Equity Transfer Agreement Format

Target Stock Price Transfer Agreement

This Target Stock Price Transfer Agreement (hereinafter referred to as this “Agreement”), is entered into among the Parties hereto (hereinafter referred to as the “Parties”) on XXX , in XXX .

Buyer : PDN (China) International Culture Development Co., Ltd.

Address: Room 1709, 1710 No.1 Huaqiang Rd. Tianhe District Guangzhou City Guangdong Province

Selling Party (The following are individually and collectively referred to as “Seller” )

Shareholder	Name	Nationality	National Identification Number	Domicile
1	Wang Maoji	Chinese	362421197203236814	No. 603, 5/F, West Jingshu Dongli, Xueqing Road, Haidian District, Beijing
2	Wu Anyong	Chinese	362421196805080031	No. 8 Jizhou Rd. Dunhou Town Ji’An County Ji’An City Jiangxi Province

Each party of the above are called collectively as “Both Parties” and a single party is call “The party”.

WHEREAS,

1.	Buyer Party is a wholly foreign-owned enterprise legally established and validly existing under the laws of China;
2.	PDN (PDN) Culture Media Co., Ltd is a domestic limited liability company which was established in accordance with Chinese law and validly existing (hereinafter referred as “Target Company”) with its registration capital as 10 million RMB. The registration address is #607, 609 Jingda Yangguangcheng Qingyuan District Ji”An City Jiangxi Province and the corporate legal representative is Mr. Wang Maoji.

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3.	The seller is the shareholder of the target company and holds 100% shares of the target company C (hereinafter referred to as the “relevant equity”);
4.	The seller is willing to comply with the relevant provisions and the buyer and Target Corp in November 16, 2017 signed a “Exclusive Stock Option Agreement”, the buyer and (or) the designated third party to exercise its option when the buyer and (or) held by the designated third party seller transfers all or part of the equity of the Target Corp, the buyer and (or) the designated third party agreed transferee of the equity (hereinafter referred to as the “equity transfer”).
5.	The shareholders’ meeting of the target company has made a resolution on XX to agree that the seller to sell to the buyer the full ownership of the target company held by the seller.

NOW, THEREFORE, IN CONSIDERATION OF the mutual consent through consultation, both parties agree as follows:

1. Target Stock Price Transfer

1.1	The seller agrees to assign to the buyer the terms and conditions agreed upon by the seller in accordance with the notice of purchase of Equity, the Exclusive Stock Option Agreement and the terms and conditions of this Agreement, And the buyer agrees that, in accordance with the notice of purchase of Equity, the terms and conditions agreed upon in the Agreement for the exclusive purchase of Equity, and the terms and conditions agreed upon in this Agreement, the seller Wang Maoji holds 90% and Wu Anyong’s equity in the target company of 10% (hereinafter referred to as “Target Equity”). The target equity does not have any lien, The limitation of a pledge, mortgage, security interest, third party right or other property right (other than equity pledge made by the seller to the buyer for the transfer of shares).

2. Target Stock Price Transfer Funds and the Payment Thereof

2.1	The buyer party shall pay the Target Stock Price transfer funds to the selling party at the price determined in Paragraph 1.4 of the Exclusive Stock Purchase Right Agreement in consideration of the Transferred Target Stock Price.
2.2	The Buyer Party shall fully pay the Target Stock Price transfer funds to The Selling Party within five (5) business days from the date when all necessary procedures for government approvals and registrations concerning the Targeted Stock Transfer have been completed.

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3. Special Undertakings

3.1	The seller agrees to the Transfer of Shares under this Article and is willing and will urge the target company to sign such documents as may be necessary, including the resolution of the shareholders’ meeting, and other necessary formalities to assist in the transfer of shares.

3.2	The Selling Party shall be liable for prompting the Target Company and itself to take all necessary actions jointly and separately, including but not limited to the execution of this Agreement, approval of shareholders’ resolutions and amendments to the articles of association, to transfer the Targeted Stock Right to The Buyer Party from The Selling Party, and shall take the responsibility for obtaining all government approvals and completing business registration and filing procedures within ten (10) days upon the service of the Notice of Exercising the Option by The Buyer Party pursuant to the provisions of the Exclusive Stock Purchase Agreement in order to turn The Buyer Party into the registered owner of the Targeted Stock Right. .

4. Statement and Warranty

4.1	The Parties respectively state and warrant as follows:

(a)	They, as duly organized and validly existing enterprises or individuals with full capacity for civil conduct, have the full power and capacity to execute and perform this Agreement and other instruments necessary for the realization of the purpose herein. Once executed, this Agreement shall constitute legal, valid and binding obligations of them and enforceable against them in accordance with the provisions thereof;

(b)	They have taken or intend to take all necessary measures to duly and effectively authorize the execution, delivery and performance of this Agreement and all other instruments related to the transaction hereunder without infringement of any related law, regulation and government regulation, or the legal rights and interests of any third party;

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(c)	The performance of this Agreement or the obligations provided herein may not: (i) violate any related laws and regulations in China; (ii) conflict with the articles of association or other organizational documents; (iii) violate or constitute a default under any agreement or instrument to which they are a party or that binds upon them; (iv) violate any condition for the grant and/or continued effectiveness of any permit or approval granted to them; or (v) cause any permit or approval granted to them to be suspended, canceled or attached with additional conditions.

4.2	The Selling Party hereby represent and warrant as follows to The Buyer Party:

(a)	The Selling Party legally and effectively holds in total 100% of Target Company stock right and the acquisition and holding of such Target Stock Right do not violate any laws, regulations and government regulations or infringe the legal rights and interests of any third party;

(b)	Target Company, as an enterprise duly organized and validly existing in China in accordance with laws in China, has full legal capacity and therefore has the right to own, dispose of and operate its assets and business and carry out the business in progress or planned to be conducted. Target Company has obtained all the permits, licenses or other approvals, examinations, filling and registration procedures required for conducting all the businesses set out in its business license;

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(c)	Target Company has not violated any related laws, regulations or government regulations since its establishment;

(d)	The Target Stock Right of Target Company that held by The Selling Party is free from security interests or other rights of any third party, except for the pledge created on The Selling Party’s Target Stock Price for The Buyer Party;

(e)	We do not withhold any instrument or information that may influence The Buyer Party’s decision on concluding this Agreement or that is related to Target Company or its business;

(f)	Currently, there is no existing, pending or threatened litigation, arbitration or administrative proceedings related to the Target Stock Price, Target Company’s assets or Party C itself; and

Until the equity transfer is completed, the seller will not authorize or agree in any way to the target company to increase any new equity other than the target equity, nor will it contribute to the registered capital or shareholder structure of the target company. Make any form of change.

5. Effectiveness and Validity Period

This Agreement shall be executed and come into effect on the date indicated on the first page of this Agreement.

6. Dispute Resolution

When a dispute related to the interpretation and performance of the provisions herein arise between both Parties, both Parties shall settle it through bona fide consultation. In the event that the Parties fail to reach an agreement on the settlement of a dispute within thirty (30) months after a Party requires settling it through negotiation, any of the Parties may submit the dispute to the China International Economic and Trade Arbitration Commission for arbitration in accordance with its rules of arbitration then in effect. The arbitration shall be carried out in Chinese in Beijing and the arbitration award shall be final and binding upon the Parties. The losing Party shall bear the costs of arbitration, including reasonable legal fees. In the course of the settlement of a dispute, the parties shall continue to perform this Agreement in all aspects other than the issue at issue.

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7. Applicable Law

The conclusion, validity, enforcement of this Agreement shall be governed by laws in China.

8. Modification and Supplement to this Agreement

Any modification and supplement to this Contract may be made through a written instrument by both Parties. Any appendix to this Agreement constitutes an integral part of this Agreement and shall have the same legal effect as this Agreement.

9. Severability of this Agreement

Should any provision under this Agreement is invalid or unenforceable due to any discrepancy between such provisions and related laws, such provisions shall only be invalid or unenforceable under governing laws and shall not affect the legal effect of other provisions herein.

10. Appendix to This Agreement

Any appendix to this Agreement constitutes an integral part of this Agreement and shall have the same legal effect as this Agreement.

11. Miscellaneous

11.1	This Agreement is written in Chinese and is executed in four counterparts.The Buyer Party, Mr. Wang Maoji and Mr. Wu Anyong each held one copy and the target company held one copy.

11.2	If The Buyer Party designates any third party to exercise the option, The Buyer Party mentioned herein shall refer to The Buyer Party and (or) the third party it designates.

[No text below on this page]

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[No text on this page and this page is the execution page of the Target Stock Price Transfer Agreement.]

The Buyer Party: PDN (China) International Culture Development Co., Ltd.

Authorized representative: ____________

The Selling Party:

Wang Maoji	Wu Anyong

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